RENT-A-CENTER, INC.
DEFERRED COMPENSATION PLAN
Effective as of July 1, 2007

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 ii

RENT-A-CENTER, INC.
DEFERRED COMPENSATION PLAN
ARTICLE I
ESTABLISHMENT AND PURPOSE OF THE PLAN
1.01	Establishment of the Plan. Rent-A-Center, Inc. (the “Company”) desires to adopt and establish an unfunded deferred compensation plan for a select group of its key management and highly compensated employees. Effective as of July 1, 2007 (the “Effective Date”), the Company has by execution of this document created a plan which shall be known as the “Rent-A-Center, Inc. Deferred Compensation Plan.”

1.02	Purpose. The purpose of the Plan is to provide deferred compensation and retirement income to a select group of key management personnel and highly compensated employees who contribute materially to the continued growth, development and future business success of the Company.

It is the intention of the Company that the Plan meet all of the requirements necessary or appropriate to qualify it as a non-qualified, unfunded, unsecured plan of deferred compensation for a select group of management or highly compensated employees within the meaning of sections 201(2), 301(a)(3) and 401(a)(1) of ERISA, and all Plan provisions shall be interpreted accordingly.
ARTICLE II
DEFINITIONS
2.01	“Account” or “Accounts” shall mean all or any of the Deferred Account maintained under Section 4.01, the Matching Contribution Account maintained under Section 4.02 and the Discretionary Contribution Account maintained under Section 4.03 or any other Section of the Plan to reflect a Participant’s interest (or the undistributed interest of a Beneficiary) under the Plan to the extent any one or more of such Accounts have been created for a Participant or Beneficiary. Each Account shall be a bookkeeping entry only and shall be utilized solely as a devise for the measurement and determination of the amounts to be paid to a Participant, or his designated Beneficiary, pursuant to this Plan.

2.02	“Annual Installment Method” shall be an annual installment payment over the number of years selected by the Participant in accordance with this Plan, calculated as follows: (i) for the first annual installment, the Participant’s vested Account shall be calculated as of the close of business on or around the Participant’s Benefit Distribution Date, as determined by the Committee in its sole discretion, and (ii) for remaining annual installments, the Participant’s vested Account shall be calculated on every anniversary of such calculation date, as applicable. Each annual installment shall be calculated by multiplying the balance of the Participant’s Account attributable to the Participant’s Deferred Account, Matching Contribution Account and Discretionary Contribution

Account by a fraction, the numerator of which is one and the denominator of which is the remaining number of annual payments due the Participant. By way of example, if the Participant elects a ten (10) year Annual Installment Method for the Termination Benefit, the first payment shall be 1/10 of the vested Account, calculated as described in this definition. The following year, the payment shall be 1/9 of the vested Account, calculated as described in this definition.
2.03	“Base Salary” shall mean the annual base rate of cash compensation paid by the Company to or for the benefit of a Participant for services rendered or labor performed during any calendar year while a Participant, including base pay a Participant could have received in cash in lieu of (A) deferrals pursuant to Section 3.03 and (B) contributions made on his behalf to any retirement plan which is qualified under section 401 of the Code and which is maintained by the Company or any affiliated company, or to any cafeteria plan under section 125 of the Code which is maintained by the Company or any affiliated company, if such plans exist.

2.04	“Beneficiary” shall mean any person or entity, designated in accordance with Section 4.16, entitled to receive benefits which are payable upon or after a Participant’s death pursuant to the terms of this Plan.

2.05	“Benefit Distribution Date” shall mean the date that triggers distribution of a Participant’s vested Account. A Participant’s Benefit Distribution Date shall be determined upon the occurrence of any one of the following:
(a)	If the Participant experiences a Termination of Employment, for any reason other than the Participant’s Retirement or death, his or her Benefit Distribution Date shall be the date on which the Participant experiences a Termination of Employment unless the Participant is a Specified Employee in which case the Specified Employee’s Benefit Distribution Date will be the six (6) month anniversary of the date on which the Specified Employee experiences a Termination of Employment; or

(b)	If a Participant experiences a Termination of Employment as a result of the Participant’s Retirement, his or her Benefit Distribution Date shall be the date on which the Participant experiences a Termination of Employment unless the Participant is a Specified Employee in which case the Specified Employee’s Benefit Distribution Date will be the six (6) month anniversary of the date on which the Specified Employee experiences a Termination of Employment as a result of his or her Retirement; provided, however, in the event the Participant has changed his or her retirement benefit election in accordance with Section 4.10, his or her Benefit Distribution Date shall be postponed in accordance with Section 4.10, as applicable; or

(c)	The date on which the Committee is provided with proof that is satisfactory to the Committee of the Participant’s death, if the Participant dies prior to the complete distribution of his or her vested Account; or

(d)	The date on which the Participant becomes Disabled; or

(e)	The date on which the Company experiences a Change of Control, as determined by the Committee in its sole discretion, if (i) the Participant has elected to receive a distribution of his Account in connection with a Change of Control Benefit, as set forth in Section 4.13(a) below, and (ii) if a Change of Control occurs prior to the Participant’s Termination of Employment, Retirement, death or Disability.
2.06	“Board” shall mean the Board of Directors of the Company, as from time to time constituted.

2.07	“Bonus Compensation” shall mean any cash compensation, in addition to Base Salary, Commissions and Performance-Based Compensation, earned by a Participant for services rendered during a Plan Year, under any bonus or cash incentive plan maintained by the Company.

2.08	“Change of Control” means the occurrence of any of the following events:
(a)	Change in the ownership of the Company.
(1)	A change in the ownership of a corporation occurs on the date that any one person, or more than one person acting as a group (as defined in paragraph (2)), acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of the Company. However, if any one person or more than one person acting as a group, is considered to own more than 50 percent of the total fair market value or total voting power of the stock of the Company, the acquisition of additional stock by the same person or persons is not considered to cause a change in the ownership of the Company (or to cause a change in the effective control of the Company (within the meaning of Section 2.08(b), below)). An increase in the percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which the Company acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this section. This section (a) applies only when there is a transfer of stock of the Company (or issuance of stock of a corporation) and stock in the Company remains outstanding after the transaction (see Section 2.08(c) below for rules regarding the transfer of assets of the Company).

(2)	For purposes of paragraph (a), persons will not be considered to be acting as a group solely because they purchase or own stock of the Company at the same time, or as a result of the same public offering. However, persons will be considered to be acting as a group if they are owners of a Company that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company. If a person, including an entity, owns stock in both the Company and another corporation and the Company and the other corporation enter into a merger, consolidation, purchase or acquisition of stock, or similar transaction, such shareholder is considered to be acting as a group with other shareholders in the Company only with respect to the ownership in the Company prior to the transaction giving rise to the change and not with respect to the ownership interest in the other corporation.

(3)	For purposes of determining stock ownership, section 318(a) of the Code applies. Stock underlying a vested option is considered owned by the individual who holds the vested option (and the stock underlying an unvested option is not considered owned by the individual who holds the unvested option). For purposes of the preceding sentence, however, if a vested option is exercisable for stock that is not substantially vested (as defined by Treas. Reg. § 1.83-3(b) and (j)), the stock underlying the option is not treated as owned by the individual who holds the option.
(b)	Change in the effective control of the Company.
(1)	Notwithstanding that the Company has not undergone a change in ownership under section 2.08(a) above, a change in the effective control of the Company occurs on the date that either:
(i)	Any one person, or more than one person acting as a group (as determined under paragraph (4)), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 40 percent or more of the total voting power of the stock of the Company; or

(ii)	A majority of members of the Company’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s board of directors prior to the date of the appointment or election.
In the absence of an event described in paragraph (i) or (ii), a change in the effective control of the Company will not have occurred.

(2)	A change in effective control also may occur in any transaction in which either of the two corporations involved in the transaction has a Change in Control under (a) or (c). Thus, for example, assume Corporation P transfers more than 40 percent of the total gross fair market value of its assets to Corporation O in exchange for 40 percent of O’s stock. P has undergone a change in ownership of a substantial portion of its assets under (c) and O has a change in effective control under this (b).

(3)	If any one person, or more than one person acting as a group, is considered to effectively control the Company (within the meaning of this (b)), the acquisition of additional control of the Company by the same person or persons is not considered to cause a change in the effective control of the Company (or to cause a change in the ownership of the Company within the meaning of (a)).

(4)	For purposes of determining whether or not persons should be considered to be acting as a group solely because they purchase or own stock of the Company at the same time, or as a result of the same public offering see Section 2.08(a)(2).

(5)	For purposes of determining stock ownership, see (a)(3) above.
(c)	Change in the ownership of a substantial portion of the Company’s assets.
(1)	A change in the ownership of a substantial portion of the Company’s assets occurs on the date that any one person, or more than one person acting as a group (as determined in paragraph (3)), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

(2)	There is no Change in Control Event under this (c) when there is a transfer of assets of the Company to an entity that is controlled by the shareholders of the Company immediately after the transfer, as provided in this paragraph (2). A transfer of assets by the Company will not be treated as a change in the ownership of such assets if the assets are transferred to -
(i)	A shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to its stock;

(ii)	An entity, 50 percent or more of the total value or voting power of which is owned, directly or indirectly, by the Company;

(iii)	A person, or more than one person acting as a group, that owns, directly or indirectly, 50 percent or more of the total value or voting power of all the outstanding stock of the Company; or

(iv)	An entity, at least 50 percent of the total value or voting power of which is owned, directly or indirectly, by a person described in paragraph (iii).
For purposes of this paragraph (2) and except as otherwise provided, a person’s status is determined immediately after the transfer of the assets.

For example, a transfer to a corporation in which the Company has no ownership interest before the transaction, but which is a majority-owned subsidiary of the Company after the transaction is not treated as a change in the ownership of the assets of the Company.

(3)	For purposes of determining whether or not persons should be considered to be acting as a group solely because they purchase assets of the same corporation at the same time, or as a result of the same public offering. see Section 2.08(a)(2).

(4)	For purposes of determining stock ownership, see (a)(3) above.
2.09	“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time. References to any section of the Internal Revenue Code shall include any successor provision thereto.

2.10	“Commissions” shall mean any cash compensation, in addition to Base Salary, Bonus Compensation and Performance–Based Compensation, earned by a Participant for services rendered during a Plan Year, under any commission policy or program maintained by the Company.

2.11	“Committee” shall mean the committee appointed in accordance with Article VI hereof. If no Committee is appointed pursuant to Article IV hereof, “Committee” shall mean the Board.

2.12	“Common Stock” shall mean the Common Stock, par value $0.01 per share, of the Company.

2.13	“Company” shall mean Rent-A-Center, Inc.

2.14	“Compensation” shall mean Base Salary, Bonus Compensation, Commissions, and Performance-Based Compensation.

2.15	“Deferred Account” shall mean the separate bookkeeping account established and maintained by the Company to reflect the amount of Compensation deferred by the Participant pursuant to Section 3.03 hereof, as adjusted in accordance with Article IV hereof. A Participant shall have a 100% non-forfeitable interest in his Deferred Account at all times.

2.16	“Deferred Compensation Agreement” shall mean the form, which may be in electronic format, established from time to time by the Committee, or its designee, that an Eligible Employee completes, signs and returns to the Committee in order to become a Participant in the Plan and to make any applicable elections under the Plan.

2.17	“Disabled” or “Disability” shall mean the determination that a Participant:
(a)	is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or

(b)	is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Company.
2.18	“Discretionary Contribution” shall mean the amount the Company contributes to the Plan on behalf of any Participant, pursuant to the provisions of Section 3.06 hereof.

2.19	“Discretionary Contribution Account” shall mean the separate account maintained for each Participant to record the Discretionary Contribution made to the Plan on behalf of such Participant pursuant to Section 3.06 hereof, as adjusted in accordance with Article IV hereof.

2.20	“Effective Date” shall mean July 1, 2007.

2.21	“Eligible Employee” shall mean employees who are selected by the Committee to be eligible to participate in the Plan in accordance with Section 3.01, and who, because of their positions and responsibilities, contribute materially to the continued growth, development and future business success of the Company or are charged with the overall management of the daily operating activities of the Company. Participation in the Plan shall be limited to a select group of the Company’s key management or highly compensated employees.

2.22	“Employee” shall mean a person who is an employee of an Employer.

2.23	“Employer” shall mean that Company and/or any of its subsidiaries (now in existence or hereafter formed or acquired) that have been selected by the Board to participate in the Plan and have adopted the Plan as a sponsor.

2.24	“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time. References to any section of ERISA shall include any successor provision thereto.

2.25	“Fair Market Value” shall mean with respect to the Common Stock, as of any date, (i) if the Common Stock is listed or admitted to trade on a national securities exchange, the closing price of the Common Stock on the composite tape of the principal national securities exchange on which the Common Stock is so listed or admitted to trade, on such date or, if there is no trading in s the Common Stock on such date, then the closing price of the Common Stock as quoted on such composite tape on the next preceding date on which there was trading in the Common Stock, as published in The Wall Street Journal or such other source as the Committee or the Board deems reliable; (ii) if the Common Stock is not listed or admitted to trade on a national securities exchange, then the closing price of the Common Stock as quoted on the National Market System of the NASD; (iii) if the Common Stock is not listed or admitted to trade on a national securities exchange or the National Market System of the NASD, the mean between the bid and asked price for the Common Stock on such date, as furnished by the NASD through NASDAQ or a similar organization if NASDAQ is no longer reporting such information; or (iv) if the Common Stock is not listed or admitted to trade on a national securities exchange or the National Market System of the NASD and if bid and asked prices for the Common Stock are not so furnished by the NASD or a similar organization, the value established by the Board. Fair market value shall be determined without regard to any restriction other than a restriction which, by its terms, will never lapse.

2.26	“Matching Contribution” shall mean the amount the Company contributes to the Plan on behalf of any Participant, pursuant to the provisions of Section 3.05 hereof.

2.27	“Matching Contribution Account” shall mean the separate account maintained for each Participant to record the Matching Contribution made to the Plan on behalf of such Participant pursuant to Section 3.05 hereof, as adjusted in accordance with the provisions of Article IV hereof.

2.28	“Participant” shall mean an Eligible Employee who becomes a participant in the Plan pursuant to Article III hereof and any former Eligible Employee who is entitled to benefits under the Plan.

2.29	“Plan” shall mean the Rent-A-Center, Inc. Deferred Compensation Plan as set forth in this document, and as hereafter amended.

2.30	“Plan Year” shall mean the twelve (12) consecutive month period which begins on January 1 and ends on the following December 31. For the first Plan Year there shall be an initial short Plan Year from July 1, 2007 to December 31, 2007.

2.31	“Qualified Plan” shall mean the Rent-A-Center, Inc. 401(k) Retirement Savings Plan as in effect from time to time.

2.32	“Retirement” shall mean, with respect to an Employee, Termination of Employment with all Employers for any reason other than death or Disability, as determined in accordance with section 409A of the Code and related Treasury guidance and regulations, on or after the attainment of (a) age fifty-five (55).

2.33	“Specified Employee” shall mean, for any twelve (12) consecutive month period which begins on April 1 and ends on the following March 31 (the “Applicable Year”), any Employee who satisfies the definition of a key employee (as defined in section 416(i) of the Code without regard to section 416(i)(5) of the Code) for the most recent Plan Year which ends prior to the Applicable Year, as determined pursuant to procedures established from time to time by the Committee.

2.34	“Termination of Employment” shall mean the separation from service with all Employers, voluntarily or involuntarily, for any reason, as determined in accordance with section 409A of the Code and related Treasury guidance and regulations.

2.35	“Unforeseeable Emergency” shall mean a severe financial hardship of the Participant resulting from (i) an illness or accident of the Participant, the Participant’s spouse, or the Participant’s dependent (as defined in section 152(a) of the Code), (ii) a loss of the Participant’s property due to casualty, or (iii) such other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, all as determined in the sole discretion of the Committee.

2.36	“Year of Vesting Service” shall mean a Plan Year during which the Participant completes not less than 1,000 hours of service for an Employer or, to the extent provided by the Committee in its sole discretion, a predecessor employer.

2.37	The words “herein,” “hereof,” and “hereunder” shall refer to the Plan.
ARTICLE III
ELIGIBILITY AND PARTICIPATION
3.01	Eligibility. Each Plan Year, the Committee shall select those Employees of an Employer who shall be Eligible Employees for such Plan Year. Any Eligible Employee shall become a Participant in the Plan by making an election and executing a Deferred Compensation Agreement as set forth in Section 3.03 below. The determination as to the eligibility of any individual to participate in the Plan for any Plan Year, and the termination of such individual’s eligibility to continue to participate in the Plan for any Plan Year, shall be in the sole and absolute discretion of the Committee or its designee, whose decision in that regard shall be conclusive and binding for all purposes hereunder.

3.02	Cessation of Eligible Employee Status. If any Participant does not incur a Termination of Employment but ceases to be an Eligible Employee, then, during the period that the Participant is not an Eligible Employee, the Participant’s deferred compensation election under Section 3.03 hereof shall cease and the Participant shall not receive any further allocation of Matching Contributions or Discretionary Contributions, if any, under the Plan; however, such Participant’s Account shall continue to be adjusted as provided in Section 4.05 hereof. If an individual again becomes an Eligible Employee, such Eligible Employee shall, effective as of the first day of the Plan Year immediately following the Plan Year in which the individual again becomes an Eligible Employee, be able to become a Participant in the Plan by making an election and executing a Deferred Compensation Agreement as set forth in Section 3.03 below

3.03	Deferred Compensation — General Rules.
(a)	An Eligible Employee may elect, pursuant to a Deferred Compensation Agreement entered into with the Company, to participate in the Plan and to make an initial election to defer the receipt of a portion of the Compensation otherwise payable to him by the Company. All elections made under this Section 3.03 shall be (i) made in writing on a Deferred Compensation Agreement or such other form as may, from time to time, be prescribed by the Committee or its designee, (ii) filed with the Committee or its designee pursuant to procedures established by the

Committee, and (iii) irrevocable for the Plan Year for which made. The Deferred Compensation Agreement must be signed by the Participant and delivered to the Company at such time as required by the Committee or its designee. For each Plan Year other than the Plan Year during which he first becomes a Participant, an Eligible Employee’s election to defer receipt of Compensation, and contribute to his Deferred Account established under this Plan, must be made prior to the first day of the Plan Year in which such Compensation is earned.

(b)	With respect to the first Plan Year an Employee is eligible to participate, the Eligible Employee must execute his Deferred Compensation Agreement and make his initial election within thirty (30) days after he first becomes eligible to participate in the Plan, or within such other deadline as may be established by the Committee, in its sole discretion, or such Participant will not be allowed defer Compensation for the Plan Year; provided, however, that, if an Eligible Employee’s first date of eligibility is the first day of a Plan Year, the Eligible Employee must make his first deferral election prior to the first day of such Plan Year. Notwithstanding the foregoing, if Compensation is earned based on a specified performance period, such as a Plan Year, and a deferral election is made in the first year of eligibility but after the beginning of such performance period, such Compensation shall, for purposes of such deferral election, be deemed earned ratably throughout the performance period so that the deferral election applicable to such Compensation shall be applicable to the portion of the Compensation eared after the effective date of the deferral election. That portion of such Compensation to which such deferral election shall relate shall be determined by multiplying the total amount of such Compensation by a fraction the numerator of which is the number of days remaining in the performance period after the effective date of the deferral election and the denominator of which is the total number of days in the applicable performance period.

(c)	The rate of deferred compensation, if any, which each Participant elects for his Compensation must be in whole percentage points or dollar amounts. An initial election: (i) shall be made in accordance with this Section 3.03; (ii) shall be effective as soon as practicable after the executed Deferred Compensation Agreement is delivered to the Committee or its designee; (iii) shall only apply with respect to Compensation that relates to services performed subsequent to the effective date of the election as provided in Section 3.03(b); (iv) shall be irrevocable (except as provided in Sections 3.02 or 3.03(f) hereof); and (v) shall remain in force for the balance of the Plan Year in which the Participant’s participation begins. A deferred compensation election will not carry over from Plan Year to Plan Year and a Participant must complete a new Deferred Compensation Agreement for each Plan Year in compliance with Section 3.03(b). If a Participant fails to complete a new Deferred Compensation Agreement in accordance with the provisions of Section 3.03(a) prior to the first day of any Plan Year in which the Participant continues to be eligible to participate in the Plan then the Participant will be deemed to have elected not to defer any compensation under the Plan for such Plan Year and any election the Participant makes during such Plan Year will not be effective until the next Plan Year. Notwithstanding the foregoing, if a Participant receives a legally binding right to a payment which is payable in a Plan Year subsequent to the Plan Year in which such legally binding right is received, and such legally binding right is subject to a forfeiture restriction which is based on the Participant’s continued service for a period of at least twelve (12) months from the date the Participant obtains the legally binding right to the compensation, the Participant may make an election to defer such compensation on or before the thirtieth (30th) day after the Participant obtains the legally binding right to such compensation, provided that the election is made at least twelve (12) months in advance of the earliest date at which the forfeiture condition could lapse.

(d)	If a Participant is entitled to receive “performance-based compensation,” an irrevocable deferral election pertaining to such compensation may be made by timely delivering an Deferred Compensation Agreement to the Committee or its designee, in accordance with its rules and procedures, no later than the last day of the Plan Year which ends prior to the Plan Year in which the performance period applicable to the performance-based compensation begins. “Performance-Based Compensation” shall be compensation, the payment or amount of which is contingent on the satisfaction of pre-established organizational or individual performance criteria, which satisfies the requirements of section 409A Code and related Treasury guidance or regulations. In no event shall an election to defer performance-based compensation be permitted after such compensation has become both substantially certain to be paid and readily ascertainable.

(e)	The Committee or its designee shall establish and communicate to Participants uniform and nondiscriminatory procedures for the election of deferred compensation and may, pursuant to the provisions of Article VII, change said procedures at such times and in such manner as the Committee or its designee may determine to be necessary or desirable.

(f)	A Participant may not change (increase or decrease) a deferred compensation election for a Plan Year once that Plan Year has begun. Notwithstanding the foregoing, a Participant’s deferral election under this Plan will be automatically revoked by the Committee or its designee if the Participant receives a distribution on account of an Unforeseeable Emergency as provided in Section 4.15, or receives a hardship distribution from a plan qualified under section 401(a) of the Code which includes a cash or deferred arrangement as described in section 401(k) of the Code. A Participant whose deferral election is discontinued during a Plan Year may not resume a deferred compensation election until the Plan Year following the Plan Year with respect to which the discontinuance occurred. Termination of Employment by a Participant or the separation from service for any reason, including death, Disability or Retirement, shall be deemed to revoke any election then in effect, effective immediately following the close of the pay period in which such termination or cessation occurs.

3.04	Deferred Compensation — Amounts.
(a)	Base Salary Deferrals. A Participant may elect to defer receipt of up to 50% of his Base Salary for any Plan Year. Deferrals of Base Salary under this Plan shall be made before elective deferrals or contributions of Base Salary under any other plan maintained by the Company. Base Salary deferrals made by a Participant shall be credited to such Participant’s Deferred Account as of the date the deferred Base Salary would have been received by such Participant in cash had no deferral been made pursuant to this Section 3.04.

(b)	Bonus Compensation, Commissions and Performance-Based Compensation Deferrals. A Participant may elect to defer receipt of up to 100% of his Bonus Compensation or Commissions for any Plan Year and up to 100% of his Performance-Based Compensation for any applicable performance period. If any such compensation for a Plan Year is payable in more than one future Plan Year under the applicable bonus or incentive pay plan, a Participant shall also make a separate election under this Section 3.04 with respect to such Bonus Compensation for each Plan Year in which such Bonus Compensation is payable. Deferrals of Bonus Compensation, commissions or performance-based compensation under this Plan shall be made before elective deferrals or contributions of Bonus Compensation commission and/or performance-based compensation under any other plan maintained by the Company. Bonus Compensation commissions or performance-based compensation deferrals made by a Participant shall be credited to such Participant’s Deferred Account as of the date the deferred Bonus Compensation, commissions or performance-based compensation would have been received by such Participant had no deferral been made pursuant to this Section 3.04.

(c)	Minimum Limit. A Participant’s election to defer his Compensation must reasonably be expected to result in a minimum deferral of One Thousand Dollars ($1,000) for any Plan Year that he elects deferral of any amounts of his Compensation.

(d)	Maximum Limit. A Participant’s election to defer his Compensation may not exceed Two Hundred and Fifty Thousand Dollars ($250,000). To the extent a Participant’s election to defer his Compensation would result in a deferral which exceeds Two Hundred and Fifty Thousand Dollars ($250,000), it will be limited pursuant to procedures established by the Committee to the extent necessary so that the Participant’s deferral does not exceed the maximum limit.
3.05	Matching Contribution. Each Plan Year, an Employer may make a Matching Contribution to the Plan on behalf of a Participant as a percentage of the Base Salary, Bonus Compensation, Commission or Performance-Based Compensation deferred by the Participant for the Plan Year, such percentage to be in such amount as the Employer in its sole discretion may authorize; provided, however, that the Employer may determine that no Matching Contribution shall be made for a Plan Year.

In addition, an Employer may elect to make as a Matching Contribution to a Participant’s Matching Contribution Account established under this Plan the portion of such Participant’s matching contributions the Participant would otherwise be eligible to receive under the Qualified Plan which cannot be credited to his or her account under the Qualified Plan because of a limitation contained in the Qualified Plan or Code, including, but not limited to, sections 402(g), 401(k)(3), 401(m)(2), and 401(a)(17) of the Code; provided, however, that no such matching contributions otherwise available under the Qualified Plan which relate to a period of time prior to the Participant’s participation in this Plan may be added to his Matching Contribution Account hereunder.

3.06	Discretionary Contribution. Each Plan Year, an Employer may, from time to time, make a Discretionary Contribution to the Plan on behalf of a Participant in such amount as the Employer in its sole discretion may authorize; provided, however, that an Employer may determine that no Discretionary Contribution shall be made for a Plan Year. A Discretionary Contribution on behalf of a Participant shall not be deemed to entitle the Participant to, or to disqualify the Participant from, any other Discretionary Contribution an Employer might make during a Plan Year or any subsequent Plan year. A Discretionary Contribution on behalf of one Participant shall not be deemed to entitle any other Participant in the Plan to a Discretionary Contribution, and Discretionary Contributions made by an Employer during a Plan Year may be made solely to new Participants, or to existing Participants, or to a greater or lesser number of Participants or in different amounts among Participants.

3.07	FICA and Other Taxes.
(a)	Annual Deferral Amounts. For each Plan Year in which a Participant has amounts withheld from his Compensation pursuant to a Deferred Compensation Agreement, the Participant’s Employer(s) shall, to the extent applicable, withhold from that portion of the Participant’s Base Salary or Bonus, that is not being deferred, in a manner determined by the Employer(s), the Participant’s share, if any, of the FICA and other employment taxes on such Annual Deferral Amount that the Employer is required to withhold. If necessary, the Committee may reduce the Annual Deferral Amount in order to comply with this Section 3.07.

(b)	Company Matching Contributions and Discretionary Contributions. When a Participant becomes vested in a portion of his or her Company Matching Contributions and/or Company Discretionary Contributions, the Participant’s Employer(s) shall, to the extent applicable, withhold from that portion of the Participant’s Base Salary and/or Bonus, that is not deferred, in a manner determined by the Employer(s), the Participant’s share of the FICA and other employment taxes, if any, on such Company Matching Contributions and/or Company Discretionary Contributions. If necessary, the Committee may reduce the vested portion of the Participant’s Company Matching Contributions or Company Discretionary Contributions, as applicable, in order to comply with this Section 3.07.

(c)	Distributions. The Participant’s Employer(s), or the trustee of the trust, if any, shall, to the extent applicable, withhold from any payments made to a Participant under this Plan all federal, state and local income, employment and other taxes required to be withheld by the Employer(s), or the trustee of the Trust, if any, in connection with such payments, in amounts and in a manner to be determined in the sole discretion of the Employer(s) and/or the trustee of the Trust.
ARTICLE IV
BENEFITS AND VALUATION OF ACCOUNTS
4.01	Withholding and Crediting of Annual Deferral Amounts. For each Plan Year, the portion of a Participant’s Base Salary that the Participant has elected to defer, pursuant to the execution of a Deferred Compensation Agreement in accordance with Section 3.03, shall be withheld from each regularly scheduled Base Salary payroll in equal amounts, as adjusted from time to time for increases and decreases in Base Salary. The portion of a Participant’s Bonus Compensation, Commissions and Performance-Based Compensation to be deferred and contributed to the Plan pursuant to the Participant’s Deferred Compensation Agreement shall be withheld at the time such Compensation is or otherwise would be paid to the Participant, whether or not this occurs during the Plan Year itself. Any such Compensation deferred pursuant to this Section 4.01(a) shall be credited to a Participant’s Deferral Account at the time such amounts would otherwise have been paid to the Participant.
4.02	Employer Matching Contribution. For each Plan Year, an Employer, in its sole discretion, may, but is not required to, credit any amount it desires to any Participant’s Matching Contribution Account under this Plan, which amount shall be for that Participant for that Plan Year. The amount so credited to a Participant’s Matching Contribution Account may be smaller or larger than the amount credited to any other Participant, and the amount credited to any Participant’s Matching Contribution Account for a Plan Year may be zero, even though one or more other Participants receive a Company Matching Contribution for that Plan Year. Under no circumstances shall the total amount of the annual Company Matching Contribution for a Plan Year for all Participants of an Employer exceed the maximum percentage determined for such Plan Year by the Employer. The Company Matching Contribution described in this Section 4.02 if any, shall be credited on a date or dates to be determined by the Committee, in its sole discretion.
4.03	Employer Discretionary Contribution. For each Plan Year, an Employer, in its sole discretion, may, but is not required to, credit any amount it desires to any Participant’s Discretionary Contribution Account under this Plan, which amount shall be for that Participant for that Plan Year. A Participant’s Discretionary Contribution for any Plan Year shall be an amount determined by the Employer, in its sole discretion. The amount so credited to a Participant under this Plan for any Plan Year (i) may be smaller or larger than the amount credited to any other Participant, and (ii) may differ from the amount credited to such Participant in the preceding Plan Year. The Participant’s Discretionary

Contribution, if any, shall be credited on a date or dates to be determined by the Committee, in its sole discretion.
4.04	Crediting of Amounts after Benefit Distribution. Notwithstanding any provision in this Plan to the contrary, should the complete distribution of a Participant’s vested Account occur prior to the date on which any portion of (i) the Participant’s Compensation that a Participant has elected to defer in accordance with Section 3.03, (ii) the Company Matching Contribution, or (iii) the Company Discretionary Contribution, would otherwise be credited to the Participant’s Account, such amounts shall not be credited to the Participant’s Account, but shall be paid to the Participant in a manner determined by the Committee, in its sole discretion.
4.05	Periodic Determination of Participant’s Deferred Account, Matching Contribution Account and Discretionary Contribution Account. In accordance with, and subject to, the rules and procedures that are established from time to time by the Committee, in its sole discretion, amounts shall be credited or debited to a Participant’s Deferred Account, Matching Contribution Account and Discretionary Contribution Account in accordance with the following rules:
(a)	Measurement Funds. The Committee, in its sole discretion, shall establish one or more measurement funds or such other investments (“Measurement Fund”) in which a Participant may elect to have his Account deemed invested, for the purpose of crediting or debiting additional amounts to his Deferred Account, Matching Contribution Account and Discretionary Contribution Account. As necessary, the Committee may, in its sole discretion, discontinue, substitute or add a Measurement Fund. Any such discontinuance, addition or substitution will be effective as of the first day of the first calendar quarter that begins at least thirty (30) days after the day on which the Committee gives Participants advance written notice of such change.

(b)	Election of Measurement Funds. A Participant, in connection with his initial deferral election in accordance with Section 3.03 above, shall elect, on the Deferred Compensation Agreement, or on such other form as the Committee or its designee may prescribe, one or more Measurement Fund(s) (as described in Section 4.05(a) above) to be used to determine the amounts to be credited or debited to his Deferred Account, Matching Contribution Account and Discretionary Contribution Account. If a Participant does not elect a Measurement Fund(s) to be used to determine the amounts to be credited or debited to his Deferred Account, Matching Contribution Account and Discretionary Contribution Account, the Participant’s Deferred Account, Matching Contribution Account and Discretionary Contribution Account shall automatically be allocated to the Measurement Fund the Committee, in its sole discretion, determines is the most likely to preserve the principal balance of the Participant’s Account. The Participant may (but is not required to) elect, by submitting to the Committee a revised Deferred Compensation Agreement, or such other form as the Committee or its designee may prescribe, to add or delete one or more Measurement Fund(s) to be used to determine the amounts to be credited or debited to his Deferred Account, Matching Contribution Account and Discretionary Contribution Account, or to change the portion of his Deferred Account, Matching Contribution Account and Discretionary Contribution Account allocated to each previously or newly elected Measurement Fund. If an election is made in accordance with the previous sentence, it shall apply as of the first business day of the first calendar quarter that begins after the election is received by the Committee or its designee. Notwithstanding the foregoing, the Committee, in its sole discretion, may impose limitations on the frequency with which one or more of the Measurement Funds elected in accordance with this Section 4.05 may be added or deleted by such Participant; furthermore, the Committee, in its sole discretion, may impose limitations on the frequency with which the Participant may change the portion of his Deferred Account, Matching Contribution Account and Discretionary Contribution Account allocated to each previously or newly elected Measurement Fund.

(c)	Proportionate Allocation. In making any election described in Section 4.05(b) above, the Participant shall specify on the Deferred Compensation Agreement, or such other form as the Committee or its designee may prescribe, in increments of one percent (1%), the percentage of his Deferred Account, Matching Contribution Account and Discretionary Contribution Account as applicable, to be allocated/reallocated among the Measurement Funds selected by the Participant. In addition, a Participant may be permitted to make a separate election with respect to the allocation of the balance in each of his Deferred Accounts Matching Contribution Account and Discretionary Contribution Account and with respect to his future contributions to each such Account.

(d)	Crediting or Debiting Method. The performance of each Measurement Fund (either positive or negative) will be determined on a daily basis based on the manner in which such Participant’s Deferred Account, Matching Contribution Account and Discretionary Contribution Account has been hypothetically invested among the Measurement Funds by the Participant. Such Measurement Fund performance shall be credited or debited to a Participant’s Deferred Account, Matching Contribution Account and Discretionary Contribution Account, as applicable.

(e)	No Actual Investment. Notwithstanding any other provision of this Plan that may be interpreted to the contrary, the Measurement Funds are to be used for measurement purposes only, and a Participant’s election of any such Measurement Fund, the allocation of his Deferred Account, Matching Contribution Account and Discretionary Contribution Account thereto, the calculation of additional amounts and the crediting or debiting of such amounts to a Participant’s Deferred Account, Matching Contribution Account and Discretionary Contribution Account shall not be considered or construed in any manner as an actual investment of his Deferred Account, Matching Contribution Account and Discretionary Contribution Account in any such Measurement Fund. In the event that the Company (or the trustee, if a trust is established pursuant to Section 5.02), in its own discretion, decides to invest funds in any or all of the investments on which the Measurement

Funds are based, no Participant shall have any rights in or to such investments themselves. Without limiting the foregoing, a Participant’s Deferred Account, Matching Contribution Account and Discretionary Contribution Account shall at all times be a bookkeeping entry only and shall not represent any investment made on his or her behalf by the Company or, if applicable, the trust; the Participant shall at all times remain an unsecured creditor of the Company.
4.06	Deferred Stock Account Measurement Fund.
(a)	The Committee, in its sole discretion, may establish a Deferred Stock Account as one of the Measurement Funds. If a Deferred Stock Account is established, amounts allocated to the Deferred Stock Account shall be deemed to be invested in shares of Common Stock (“Measurement Share”). On the date any amounts are allocated to the Deferred Stock Account, such amounts will be deemed invested in the whole and fractional number of Measurement Shares determined by dividing the total contribution allocated to the Deferred Stock Account by the Fair Market Value of a share of Common Stock on the date the contributions are allocated to the Deferred Stock Account. Amounts contributed to the Deferred Stock Account shall remain invested in Measurement Shares.

(b)	For all purposes of the Deferred Stock Account, the value of a Measurement Share on any given date will be an amount equal to the Fair Market Value of a share of Common Stock as of that date. The change in the value of a Participant’s Deferred Stock Account shall be determined on a daily basis based the change in the value of the total number of Measurement Shares credited to the Participant’s Deferred Stock Account (either positive or negative).

(c)	A Participant’s Deferred Stock Account may be adjusted to reflect the addition of the value of dividends issued on the Common Stock of the Company.
4.07	Vesting.
(a)	Deferred Account. A Participant shall at all times be 100% vested in his Deferred Account.

(b)	Matching Contribution Account and Discretionary Contribution Account. Unless otherwise provided by the Committee, in its sole discretion, in connection with any specific Matching Contribution or Discretionary Contribution made on behalf of a Participant or Participants, a Participant shall vest in each Matching Contribution and Discretionary Contribution, plus amounts credited and debited on such amount, on each anniversary of the date on which any such Matching Contribution or Discretionary Contribution was credited to the Matching Contribution Account or Discretionary Contribution Account, as applicable, in accordance with the following schedule; provided, however, that the Participant must be in the service of an Employer as an Employee on each such anniversary to receive vesting credit:

Years of Vesting Service with all
Employers	Vested Percentage
Less than 1 year	0%
1 year or more, but less than 2	20%
2 years or more, but less than 3	40%
3 years or more, but less than 4	60%
4 years or more, but less than 5	80%
5 years or more	100%
Unless otherwise provided by the Committee, in its sole discretion, in connection with any specific Matching Contribution or Discretionary Contribution made on behalf of a Participant or Participants, for the purpose of determining the vested percentage of a Participant’s Matching Contribution Account or Discretionary Contribution Account, as applicable, total Years of Vesting Service with all Employers shall determine the Participant’s vested percentage in his Matching Contribution Account or Discretionary Contribution Account.

(c)	Forfeitures. The percentage of a Participant’s Matching Contribution Account and Discretionary Contribution Account that he does not receive on account of Termination of Employment prior to 100% vesting in accordance with Section 4.07(b) will be considered a “Forfeiture” and shall remain as a general asset of the Company. In the event a trust is established for payment of benefits as provided for in Article V, the Committee shall use Forfeitures (calculated as of the last day of the Plan Year in which the Forfeitures occur) to pay applicable Plan administration expenses or to reduce any Matching Contribution or Discretionary Contribution made to Participants for such Plan Year. If no Matching Contribution or Discretionary Contribution is made for such Plan Year, then such Forfeitures shall be available to pay applicable Plan administration expenses or to offset Matching Contributions or Discretionary Contributions made in a future Plan Year and, until allocated to a Participant’s Account, no Participant shall have any interest in or right to any Forfeiture.

(d)	Vesting Computation Period. For the purposes of computing a Participant’s nonforfeitable right to the amounts in his Matching Contribution Account and Discretionary Contribution Account, Years of Vesting Service will be measured by the Plan Year. Unless otherwise provided by the Committee, in its sole discretion, in connection with any specific Matching Contribution or Discretionary Contribution made on behalf of a Participant or Participants, an Eligible Employee’s service with the Company prior to the date he becomes a Participant will be counted towards Years of Vesting Service in this Plan.

(e)	Vesting Upon Disability, Death or Retirement. A Participant’s right to his Matching Contribution Account and Discretionary Contribution Account shall be 100% vested due to such Participant’s Disability, death, Early Retirement or Retirement.

(f)	Vesting Upon a Change of Control. A Participant’s right to his Matching Contribution Account and Discretionary Contribution Account shall be 100% vested due to a Change of Control pursuant to Section 2.08.

(g)	Vesting in Event of Plan Termination. If the Plan terminates in accordance with Section 8.01 hereof, each Participant shall be 100% vested in his Accounts.
4.08	Distribution Elections.
(a)	Time of Payment. With respect to each election by a Participant to defer Compensation pursuant to Article III, such Participant shall elect to commence payment of such deferral (and the earnings credited thereto) on one of the following dates:
(i)	Retirement; or

(ii)	A specific future month and year, but not earlier than five (5) years from the date of the deferral, and not later than the first day of the Plan Year following the Plan Year in which the Participant attains age fifty-nine and one-half (59 1/2).
(b)	Form of Payment.
(i)	Compensation. At the time a Participant makes an initial election to defer Compensation pursuant to Article III, such Participant shall elect the form of payment with respect to such initial deferral and all subsequent deferrals (and the earnings credited thereto) from one of the following forms:
(A)	A lump sum; or

(B)	Annual Installment Method for a period of up to fifteen (15) years.
Generally, payments pursuant to a Participant’s election shall commence no later than sixty (60) days after the Participant’s Benefit Distribution Date. Notwithstanding the foregoing, a scheduled distribution described in Section 4.08(a)(ii) shall be made in a lump sum and shall be paid out during a sixty (60) day period commencing immediately after the first day of any Plan Year designated by the Participant.

(ii)	Matching Contribution Account and Discretionary Contribution Account. Unless otherwise elected by the Participant, pursuant to procedures established by the Committee in their sole discretion, any such distributions of Compensation shall include any related amounts the Participant’s Employer may have contributed to the Participant’s Matching Contribution Account and Discretionary Contribution Account (and the earnings credited thereto).

(iii)	Deferred Stock Account. Notwithstanding the forgoing, any portion of a Participant’s Deferred Account, Matching Contribution Account and Discretionary Contribution Account deemed invested in the Deferred Stock Account shall be distributed in a lump sum in shares of Common Stock rounded down to the nearest whole share determined pursuant to Section 4.06 on or as soon as administratively practicable following the Participant’s Benefit Distribution Date. Any balance in the Deferred Stock Account which constitutes a fractional share of Common Stock shall be distributed in a lump sum in cash.

(iv)	Payment Election Generally. Except as provided in Sections 4.08(c) and 4.10, elections made by a Participant in this Section 4.08 regarding the time and form of payment of a deferral, and the earnings credited thereto, shall be irrevocable once made.
(c)	Postponing Scheduled Distributions. A Participant may elect to postpone a scheduled distribution described in Section 4.08(a)(ii) above, and have such amount paid out during a sixty (60) day period commencing immediately after an allowable alternative distribution date designated by the Participant in accordance with this Section 4.8(c). In order to make this election, the Participant must submit a new election form to the Committee in accordance with the following criteria:
(i)	Such election form must be submitted to and accepted by the Committee in its sole discretion at least twelve (12) months prior to the Participant’s scheduled distribution date which was designated pursuant ;

(ii)	The new scheduled distribution date selected by the Participant must be the first day of a Plan Year, and must be at least five years after the previously designated scheduled distribution date; and

(iii)	The election of the new scheduled distribution date shall have no effect until at least twelve (12) months after the date on which the election is made.
(d)	Other Benefits Take Precedence Over Scheduled Distributions. Should a Benefit Distribution Date occur that triggers a benefit under Sections 4.9, 4.10, 4.11, 4.12, or 4.13 any Annual Deferral Amount that is subject to a Scheduled Distribution election under Section 4.8 shall not be paid in accordance with Section 4.8, but shall be paid in accordance with the other applicable Section. Notwithstanding the foregoing, the Committee shall interpret this Section 4.8(d) in a manner that is consistent with section 409A of the Code and related Treasury guidance and Regulations.

4.09	Termination Benefit.
(a)	A Participant who has a Termination of Employment shall receive, as a Termination Benefit, his or her vested Account, calculated as of the close of business on or around the Participant’s Benefit Distribution Date, as determined by the Committee in its sole discretion.

(b)	The Termination Benefit shall be paid to the Participant in a lump sum payment no later than sixty (60) days after the Participant’s Benefit Distribution Date.
4.10 Retirement Benefit.
(a)	Upon a Participant’s Retirement, the Participant shall receive a retirement benefit, which shall be equal to the Participant’s fully vested Account as provided for in Sections 4.05 and 4.06, calculated as of the close of business on or around the Participant’s Benefit Distribution Date, as determined by the Committee in its sole discretion.

(b)	Payment of Retirement Benefit.
(i)	In connection with his or her commencement of participation in the Plan, a Participant may elect pursuant to Section 4.08(b) to receive his retirement benefit either in a lump sum, or pursuant to an Annual Installment Method of up to fifteen (15) years. If a Participant does not make any election with respect to the payment of the retirement benefit, then such Participant shall be deemed to have elected to receive the retirement benefit in a lump sum.

(ii)	The Participant may change the form of payment of his retirement benefit by submitting an election changing his form of payment, on such form as may be prescribed by the Committee or its designee, in accordance with the following criteria:
(A)	The election to modify the retirement benefit shall have no effect until at least twelve (12) months after the date on which the election is made; and

(B)	The first retirement benefit payment shall be delayed at least five (5) years from the Participant’s originally scheduled Benefit Distribution Date described in Section 2.04.
For purposes of applying the requirements above, the right to receive the retirement benefit in installment payments shall be treated as the entitlement to a single payment. The Committee shall interpret all provisions relating to changing the retirement benefit election under this Section 4.11 in a manner that is consistent with section 409A of the Code and related Treasury guidance or regulations.

The form of payment election most recently accepted by the Committee that has become effective shall govern the payout of the retirement benefit.
(iii)	The lump sum payment shall be made, or installment payments shall commence, no later than sixty (60) days after the Participant’s Benefit Distribution Date. Remaining installments, if any, shall be paid no later than sixty (60) days after each anniversary of the Participant’s Benefit Distribution Date.
4.11	Disability. If a Participant terminates employment due to Disability, payment of the amounts credited to such Participant’s Deferred Account, Matching Contribution Account and Discretionary Contribution Account shall, be distributed to the Participant in a lump sum in cash within sixty (60) days following the Participant’s Benefit Distribution Date.
4.12	Death. In the event of a Participant’s death at a time when amounts are credited to such Participant’s Accounts and prior to Retirement, the amounts credited to the Participant’s Deferred Account, Matching Contribution Account and Discretionary Contribution Account shall be distributed in a lump sum in cash to such Participant’s designated Beneficiary or Beneficiaries within sixty (60) days of the Participant’s Benefit Distribution Date. Notwithstanding the foregoing, if a Participant dies after Early Retirement or Retirement and at the time of the Participant’s death the Participant was receiving his benefits under the Plan pursuant in installments pursuant to Section 4.08(b) herein, the balance in the Participant’s Accounts will continue to be paid in the same form to the Participant’s Beneficiary.
4.13	Change Of Control Benefit.
(a)	Election of Change of Control Benefit. A Participant, in connection with his or her commencement of participation in the Plan, shall irrevocably elect on an on the Deferred Compensation Agreement whether to (i) receive a Change of Control Benefit upon the occurrence of a Change of Control, which shall be equal to the Participant’s vested Account, calculated as of the close of business on or around the Participant’s Benefit Distribution Date, as determined by the Committee in its sole discretion, or (ii) to have his Account remain in the Plan upon the occurrence of a Change of Control and to have his Account remain subject to the terms and conditions of the Plan. If a Participant does not make any election with respect to the payment of his Account in connection with a Change of Control, then such Participant’s Account shall remain in the Plan upon a Change of Control and shall be subject to the terms and conditions of the Plan.

(b)	Matching Contribution Account and Discretionary Contribution Account. In the event of a Change of Control, the unvested balance in each Participant’s Matching Contribution Account and Discretionary Contribution Account will accelerate and vest, pursuant to Section 4.07(f) of the Plan.

(c)	Payment of Change of Control Benefit. The Change of Control Benefit, if any, shall be paid to the Participant in a lump sum no later than sixty (60) days after the Participant’s Benefit Distribution Date. Notwithstanding the foregoing, the Committee shall interpret all provisions in this Plan relating the payment of a benefit as a result of a Change of Control in a manner that is consistent with section 409A of the Code and related Treasury guidance and regulations.
4.14	Withdrawal Payout/Suspensions for Unforeseeable Emergencies.
(a)	If the Participant experiences an Unforeseeable Emergency, the Participant may petition the Committee to receive a partial or full payout from the Plan, subject to the provisions set forth below.

(b)	The payout, if any, from the Plan shall not exceed the lesser of (i) the Participant’s vested Account, calculated as of the close of business on or around the date on which the amount becomes payable, as determined by the Committee in its sole discretion, or (ii) the amount necessary to satisfy the Unforeseeable Emergency, plus amounts necessary to pay Federal, state, or local income taxes or penalties reasonably anticipated as a result of the distribution. Notwithstanding the foregoing, a Participant may not receive a payout from the Plan to the extent that the Unforeseeable Emergency is or may be relieved (A) through reimbursement or compensation by insurance or otherwise, (B) by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not itself cause severe financial hardship, or (C) by cessation of deferrals under this Plan.

(c)	If the Committee, in its sole discretion, approves a Participant’s petition for payout from the Plan, the Participant shall receive a payout from the Plan within sixty (60) days of the date of such approval, and the Participant’s deferrals under the Plan shall be terminated as of the date of such approval.

(d)	In addition, a Participant’s deferral elections under this Plan shall be terminated to the extent the Committee determines, in its sole discretion, that termination of such Participant’s deferral elections is required pursuant to Treas. Reg. §1.401(k)-1(d)(3) for the Participant to obtain a hardship distribution from an Employer’s 401(k) Plan. If the Committee determines, in its sole discretion, that a termination of the Participant’s deferrals is required in accordance with the preceding sentence, the Participant’s deferrals shall be terminated as soon as administratively practicable following the date on which such determination is made.

(e)	Notwithstanding the foregoing, the Committee shall interpret all provisions relating to a payout and/or termination of deferrals under this Section 4.15 in a manner that is consistent with section 409A of the Code and related Treasury guidance and Regulations.
4.15	Designation of Beneficiaries. Each Participant shall have the right, at any time, to designate the primary and contingent Beneficiary or Beneficiaries to receive his Account balance under the Plan upon the death of the Participant. The designated Beneficiary under the Plan may be the same or different from the beneficiary designation under any other plan of the Employer in which the Participant participates.

(a)	Spousal Consent for Beneficiary Designation Change. A Participant shall designate a Beneficiary or change a Beneficiary designation by completing a Beneficiary designation form, and returning the signed form to the Committee or its designee, and otherwise complying with the terms of the Beneficiary designation form and the Plan’s rules and procedures applicable to Beneficiary designations. If the Participant names someone other than his spouse as the sole primary Beneficiary, the Committee or its designee may, in its sole discretion, determine that spousal consent is required to be provided in a form designated by the Committee or its designee, executed by such Participant’s spouse and returned to the Committee or its designee. Upon the acceptance by the Committee or its designee of a new Beneficiary designation form, all Beneficiary designations previously filed shall be canceled. The Committee or its designee shall be entitled to rely on the last Beneficiary designation form filed by the Participant and accepted by the Committee or its designee prior to his death.

(b)	Revocation of Spousal Beneficiary Designation Upon Divorce. If a Participant is divorced and the Participant’s former spouse is the Beneficiary named by the Participant on a Beneficiary designation form accepted by the Committee or its designee prior to the effective date of the divorce, the former spouse shall be deemed to have predeceased the Participant and the Participant’s Account balance under the Plan shall be paid to the remaining primary or contingent Beneficiaries, as applicable, with the exception of any portion of the Participant’s Account balance under the Plan previously awarded to the Participant’s former spouse under Section 9.11 pursuant to a valid court order issued in connection with a division of property in a divorce proceeding.

(c)	No Beneficiary Designation. If a Participant fails to designate a Beneficiary as provided in this Section 4.16, or if all designated Beneficiaries predecease the Participant or die prior to complete distribution of the Participant’s Account, then the Participant’s designated Beneficiary shall be deemed to be his surviving spouse. If the Participant has no surviving spouse, the remaining Account balance under the Plan payable to a Beneficiary shall be paid first in equal shares to the Participant’s surviving children and if the Participant has no surviving children, in equal shares to the Participant’s surviving parents and if the Participant has no surviving parents, to the executor or personal representative of the Participant’s estate

(d)	Uncertainty Concerning Beneficiary. If the Committee or its designee is uncertain about the proper Beneficiary to receive payments following the death of a Participant, the Committee or its designee shall have the right, exercisable in its discretion, to cause the Employer to withhold such payments until the matter is resolved to the Committee’s satisfaction.

(e)	Discharge of Obligations. The payment of benefits under the Plan to a Beneficiary shall fully and completely discharge the Employer and the Committee from all further obligations under the Plan with respect to the Participant or the Beneficiary.
4.16	Forfeiture for Cause. A Participant (or the Participant’s Beneficiary) shall not be entitled to receive any portion of the amount credited to such Participant’s Matching Contribution Account and Discretionary Contribution Account, and all amounts credited to such Accounts shall be permanently forfeited by the Participant as a result of the Participant’s termination of employment for Cause. For purposes of this Section 4.17 “Cause” means (i) “cause” as that term may be defined in any written employment agreement between the Participant and an Employer which may at any time be in effect, or (ii) in the absence of such a definition in a then-effective written employment agreement (in the determination of the Committee), the occurrence of one or more of the following events:
(a)	Participant’s failure to substantially perform such of Participant’s duties with an Employer as determined by the Committee or the Employer;

(b)	Participant’s willful failure or refusal to perform specific directives of his Employer, which directives are consistent with the scope and nature of Participant’s duties and responsibilities;

(c)	Participant’s conviction of a felony;

(d)	a breach of Participant’s fiduciary duty to an Employer or any act or omission of Participant that (A) results in the assessment of a criminal penalty against an Employer, (B) is otherwise in violation of any federal, state, local or foreign law or regulation (other than traffic violations and other similar misdemeanors), (C) adversely affects or could reasonably be expected to adversely affect the business reputation of an Employer, or (D) otherwise constitutes willful misconduct, gross negligence, or any act of dishonesty or disloyalty;

(e)	the violation by Participant of any policy, rule or directive established by an Employer; or

(f)	an Employer’s determination that Participant’s performance or conduct was unacceptable.
4.17	Unclaimed Benefits. In the case of a benefit payable on behalf of a Participant, if the Committee or its designee is unable to locate the Participant or Beneficiary to whom such benefit is payable, such benefit shall be forfeited to the Company by the later of (a) the Committee’s determination that the Participant or Beneficiary cannot be located, or (b) one (1) year from the last date on which any written communication was sent to the Participant or Beneficiary. Notwithstanding the foregoing, if subsequent to any such forfeiture the Participant or Beneficiary to whom such benefit is payable makes a valid claim for such benefit, such forfeited benefit shall be paid by the Employer or restored to the Plan by the Employer.

ARTICLE V
SOURCE OF PAYMENT OF BENEFITS
5.01	Source of Funds. The Plan is a nonqualified, unfunded, deferred compensation plan. All benefits payable under the Plan shall be from the general assets of the Company, which are subject to the claims of the Company’s general creditors. Neither the Participants nor any Beneficiary shall have any right, title or interest whatever in or to, or any claim, preferred or otherwise, in or to, any particular assets of the Company as a result of participation in the Plan, any policy or contract as provided for herein, or any trust that the Company may establish to aid in providing the payments described in the Plan. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust or a fiduciary relationship of any kind between the Company and a Participant or any other person. Neither a Participant nor a Beneficiary of a Participant shall acquire any interest greater than that of an unsecured creditor in any assets of the Company or in any trust that the Company may establish for the purposes of paying benefits hereunder.
5.02 Establishment of a Trust.
(a)	In order to provide assets from which to fulfill the obligations of the Participants and their Beneficiaries under the Plan, the Company may establish a trust by a trust agreement with a third party, the trustee, to which each Employer may, in its discretion, contribute cash or other property, including securities issued by the Company, to provide for the benefit payments under the Plan (the “Trust”). All assets paid into any Trust shall at all times before actual payment to a Participant or Beneficiary remain subject to the claims of the general creditors of the Company. In the absence of action by the Committee, nothing herein shall be construed to create or require the creation of a trust for the purpose of paying benefits owing under the Plan.

(b)	To the extent a Trust established in connection with this Plan, if any, has sufficient assets, the trustee of such Trust shall pay benefits to Participants or their Beneficiaries, except to the extent an Employer pays the benefits directly and provides adequate evidence of such payment to the Trustee. To the extent the trustee does not or cannot pay benefits out of a Trust established in connection with this Plan, the benefits shall be paid by the Participant’s Employer. Any benefit payments made to a Participant or for his benefit pursuant to any provision of the Plan shall be debited to such Participant’s Deferred Account, Deferred Stock Account, Matching Contribution Account or Discretionary Contribution Account, as appropriate.
5.03	Interrelationship of the Plan and the Trust. The provisions of the Plan shall govern the rights of a Participant to receive distributions pursuant to the Plan. The provisions of the Trust shall govern the rights of the Employers, Participants and the creditors of the Employers to the assets transferred to the Trust. Each Employer shall at all times remain liable to carry out its obligations under the Plan.

5.04	Distributions From the Trust. Each Employer’s obligations under the Plan may be satisfied with Trust assets distributed pursuant to the terms of the Trust, and any such distribution shall reduce the Employer’s obligations under this Plan.
5.05	Purchase of Insurance Policies or Contracts. Although the Plan is to be deemed totally unfunded, in addition to the discretionary authority to establish a trust as provided for herein, the Company may, but shall not be obligated to, purchase one or more life insurance or annuity policies or contracts for the purpose of providing for its obligations hereunder. Any such policies or contracts, if so purchased, shall name the Company or the trust as beneficiary and sole owner, with all incidents of ownership therein, including (but not limited to) the right to cash and loan values, dividends (if any), death benefits, and the right of termination. Any such policies or contracts purchased hereunder shall remain a general restricted asset of the Company or of the trust. Unless otherwise provided by the Company, no policy or contract as provided for herein shall be deemed to be held in trust for the benefit of a Participant or any Beneficiary.
ARTICLE VI
ADMINISTRATION
6.01	Appointment of Committee. The administration of the Plan will be the responsibility of the Committee or its designee. The Committee shall be appointed by the Board or its designee and shall consist of one (1) or more members. Each member of the Committee shall serve for a term of one (1) year and until his successor shall be appointed. A member may serve for more than one (1) term. If the Committee consists of more than one (1) member, the Committee shall appoint one (1) of the members as Chairman by majority vote. The Committee, by majority vote, shall be authorized to remove any member of the Committee with or without cause by notifying such member in writing, and may fill vacancies in the Committee, however caused. A member of the Committee may resign upon ten (10) days’ prior notice by delivery of his written resignation to the other members of the Committee. Subject to its ability to delegate such authority to its authorized designee as provided in Sections 6.03 and 6.08 herein, the Committee shall have the sole power, duty and responsibility for directing the administration of the Plan in accordance with its terms.
6.02	Compensated Expenses of the Committee. The members of the Committee shall serve without compensation for their services as such, but the reasonable and necessary expenses of the Committee shall be paid as provided in Section 9.09. When, in its discretion, the Company or any adopting employer deems it advisable, the Committee shall be authorized to have the records of the Committee audited by an independent auditor, and reasonable and necessary expenses thereby incurred shall be paid as provided in Section 9.09 hereof.
6.03	Secretary and Agents of the Committee. The Committee may appoint a Secretary who may, but need not, be a member of the Committee, and may employ such agents and such clerical and other personnel as reasonably may be required for the purpose of administering the Plan. Such administrative personnel shall carry out the duties and responsibilities assigned to them by the Committee. The Committee in its sole discretion may delegate the duty and responsibility for directing and administering the Plan in accordance with its terms to such personnel or such other designees as the Committee may decide, in which case such individuals will have the authority delegated to them by the Committee until such time as the Committee revokes such authority. The Committee may also appoint such accountants, counsel, and actuaries and other advisers as it deems necessary or desirable in connection with the administration of the Plan. Expenses necessarily incurred for such purpose shall be paid as provided in Section 9.09 hereof.

6.04	Actions of Committee.
(a)	A majority of the members of the Committee shall constitute a quorum for the transaction of business, and shall have full power to act hereunder. Action by the Committee shall be official if approved by a vote of a majority of the members present at any official meeting. The Committee may, without a meeting, authorize or approve any action by written instrument signed by a majority of all of the members. Any written memorandum signed by the Chairman, or any other member of the Committee, or by any other person duly authorized by the Committee to act, in respect of the subject matter of the memorandum, shall have the same force and effect as a formal resolution adopted in open meeting.

(b)	A member of the Committee may not vote or decide upon any matter relating solely to him or vote in any case in which his individual right or claim to any benefit under the Plan is specifically involved. If, in any case in which a Committee member is so disqualified to act, the remaining members then present cannot, by majority vote, act or decide, the Committee will appoint a temporary substitute member to exercise all of the powers of the disqualified member concerning the matter in which he is disqualified.

(c)	The Committee shall maintain minutes of its meetings and written records of its actions, and as long as such minutes and written records are maintained, members may participate and hold a meeting of the Committee by means of conference telephone or similar communications equipment which permits all persons participating in the meeting to hear each other. Participation in such a meeting constitutes presence in person at such meeting.
6.05	Authority of Committee. The Committee or its designee is authorized to take such actions as may be necessary to carry out the provisions and purposes of the Plan and shall have the discretionary authority to control and manage the operation and administration of the Plan. In order to effectuate the purposes of the Plan, the Committee or its designee shall have the fiduciary power and discretion to construe and interpret the Plan, to supply any omissions therein, to reconcile and correct any errors or inconsistencies, to decide any questions in the administration and application of the Plan, and to make equitable adjustments for any mistakes or errors made in the administration of the Plan. All such actions or determinations made by the Committee, and the application of rules and regulations to a particular case or issue by the Committee, in good faith, shall not be subject to review by any person or entity, but shall be final, binding and conclusive on all persons ever interested hereunder. In construing the Plan and in exercising its power under provisions requiring Committee approval, the Committee shall attempt to ascertain the purpose of the provisions in question and when such purpose is known or reasonably ascertainable, such purpose shall be given effect to the extent feasible. Likewise, the Committee is authorized to determine all questions with respect to the individual rights of all Participants and their Beneficiaries under this Plan, including, but not limited to, all issues with respect to valuation of Accounts, and Retirement, Disability or Termination of Employment, and shall direct any trustee concerning the allocation, payment and distribution of any funds held in trust for purposes of the Plan.

6.06	General Administrative Powers. The Committee or its designee shall have authority to make, and from time to time, revise rules and regulations for the administration of the Plan.

6.07	Plan Administrator. “Plan Administrator” shall mean the Committee or its designee. The Plan Administrator shall exercise such authority and responsibility as it deems appropriate to comply with the provisions of federal law and governmental regulations issued thereunder and to carry out any duties imposed hereby.

6.08	Duties of Administrative Personnel. Administrative personnel appointed pursuant to Section 6.03 hereof, shall be responsible for such matters as the Committee shall delegate to them by written instrument, including, but not limited to communications to Employees at the direction of the Committee, reports to the Committee involving questions of eligibility and contributions, and assisting Participants and Beneficiaries in the completion of forms prescribed by the Committee. Administrative personnel may not make any decision as to Plan policy, interpretations, practices or procedures unless the authority to make such decisions has been delegated to them in writing by the Committee. All administrative personnel shall perform their allocated function within the policies, interpretations, rules, practices and procedures established by the Committee, except that administrative personnel shall coordinate matters related to the Plan with the appropriate departments of the Company and each adopting employer as the Committee directs.

6.09	Indemnity. The Company shall indemnify and hold harmless each “Indemnified Person,” as defined below, against any and all claims, demands, suits, proceedings, losses, damages, interest, penalties, expenses (specifically including, but not limited to counsel fees to the extent approved by the Company or otherwise provided by law, court costs and other reasonable expenses of litigation), and liability of every kind, including amounts paid in settlement, with the approval of the Company, arising from any action or cause of action related to the Indemnified Person’s act or acts or failure to act. Such indemnity shall apply regardless of whether such claims, demands, suits, proceedings, losses, damages, interest, penalties, expenses, and liability arise in whole or in part from the negligence or other fault of the Indemnified Person, except when the same is judicially determined to be due to gross negligence, fraud, recklessness, willful or intentional misconduct of such Indemnified Person. “Indemnified Person” shall mean each member of the Committee and each individual otherwise acting in an administrative capacity with respect to the Plan.

6.10	Review Procedures Under ERISA.
(a)	Presentation of Claim. Any Participant or Beneficiary of a deceased Participant (such Participant or Beneficiary being referred to below as a “Claimant”) may deliver to the Committee or its designee a written claim for a determination with respect to the amounts distributable to such Claimant from the Plan. If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within 60 days after such notice was received by the Claimant. All other claims must be made within 180 days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the Claimant.

(b)	Notification of Decision. The Committee or its designee shall consider a Claimant’s claim within a reasonable time, but no later than 90 days (45 days in the case of a claim for Disability benefits) after receiving the claim. If the Committee or its designee determines that special circumstances require an extension of time for processing the claim (or in the case of a claim for Disability benefits, an extension is necessary for reasons beyond the control of the Plan), written notice of the extension shall be furnished to the Claimant prior to the termination of the initial 90 day (or 45 day) period. In no event shall such extension exceed a period of 90 days (30 days in the case of a claim for Disability benefits which may be further extended for an additional 30 days if the additional extension is due to reasons beyond the control of the Plan) from the end of the initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Committee expects to render the benefit determination. The Committee or its designee shall notify the Claimant in writing that the Claimant’s requested determination has been made, and that the claim has been allowed in full; or that the Committee has reached a conclusion contrary, in whole or in part, to the Claimant’s requested determination, and such notice must set forth in a manner calculated to be understood by the Claimant:
(i)	the specific reason(s) for the denial of the claim, or any part of it;

(ii)	specific reference(s) to pertinent provisions of the Plan upon which such denial was based;

(iii)	a description of any additional material or information necessary for the Claimant to perfect the claim, and an explanation of why such material or information is necessary;

(iv)	if the claim is a claim for Disability benefits, any internal rule, guideline, protocol or other similar criterion which was relied on in connection with the review of the claim and that such internal rule, guideline, protocol or similar criterion may be obtained by the Claimant at the Claimant’s request free of charge;
(v)	if the claim is a claim for Disability benefits, and the denial is based on medical necessity or other similar exclusion or limit, Claimant’s right to receive free of charge an explanation of how that exclusion or limit and any related clinical judgments apply to the Claimant’s medical circumstances;

(vi)	an explanation of the claim review procedure set forth in Section 6.10(d) below; and

(vii)	a statement of the Claimant’s right to bring a civil action under section 502(a) of ERISA following an adverse benefit determination on review.
(c)	Review of a Denied Claim. On or before 60 days (180 days in the case of a claim for Disability benefits) after receiving a notice from the Committee or its designee that a claim has been denied, in whole or in part, a Claimant (or the Claimant’s duly authorized representative) may file with the Committee or its designee a written request for a review of the denial of the claim. The Claimant (or the Claimant’s duly authorized representative):
(i)	may, upon request and free of charge, have reasonable access to, and copies of, all documents, records and other information relevant to the claim for benefits;

(ii)	may submit written comments or other documents; and/or

(iii)	may request a hearing, which the Committee or its designee, as applicable, in its sole discretion, may grant.
(d)	Decision on Review. The Committee or its designee shall render its decision on review promptly, and no later than 60 days (45 days in the case of a claim for Disability benefits) after the Committee or its designee receives the Claimant’s written request for a review of the denial of the claim. If the Committee or its designee determines that special circumstances require an extension of time for processing the claim, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial 60 day (or 45 day) period. In no event shall such extension exceed a period of 60 days (45 days in the case of a Disability claim) from the end of the initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Committee or its designee expects to render the benefit determination. In rendering its decision, the Committee or its designee shall take into account all comments, documents, records and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. In the case of a claim for Disability benefits, the review on appeal must be made by a different decision-maker from the Committee or its designee and the decision-maker cannot give procedural deference to the original decision. The decision must be written in a manner calculated to be understood by the Claimant, and it must contain:
(i)	specific reasons for the decision;

(ii)	specific reference(s) to the pertinent Plan provisions upon which the decision was based;

(iii)	a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the Claimant’s claim for benefits;

(iv)	if the claim is a claim for Disability benefits, any internal rule, guideline, protocol or other similar criterion which was relied on in connection with the review of the claim and that such internal rule, guideline, protocol or similar criterion may be obtained by the Claimant at the Claimant’s request free of charge;

(v)	if the claim is a claim for Disability benefits, and the denial is based on medical necessity or other similar exclusion or limit, Claimant’s right to receive free of charge an explanation of how that exclusion or limit and any related clinical judgments apply to the Claimant’s medical circumstances; and

(vi)	a statement of the Claimant’s right to bring a civil action under section 502(a) of ERISA.
(e)	Legal Action. A Claimant’s compliance with the foregoing provisions of this Section 6.10 is a mandatory prerequisite to a Claimant’s right to commence any legal action with respect to any claim for benefits under the Plan.
ARTICLE VII
PARTICIPATION BY EMPLOYERS
7.01	Adoption of Plan by Affiliated Company. Any affiliated company of the Company, whether or not presently existing, may adopt this Plan, effective as of the date indicated in the instrument of adoption, if such affiliated company and the Company execute an instrument in writing allowing for the affiliated company’s adoption of this Plan. The provisions of this Plan shall apply only to each employer severally, except as otherwise specifically provided herein or in such employer’s instrument of adoption.
7.02	Rights and Obligations of the Company and the Employers. Throughout this instrument, a distinction is purposely drawn between rights and obligations of the Company and rights and obligations of each other employer. The rights and obligations specified as belonging to the Company shall belong only to the Company. Each employer shall have the obligation to pay the benefits owing to its own Participants, and no employer shall have the obligation to pay benefits to the Participants of any other employer. Any failure by an employer to fulfill its own obligations under this Plan shall have no effect upon any other employer. An employer may withdraw from this Plan without affecting any other employer.

7.03	Withdrawal from Plan.
(a)	Notice of Withdrawal. Any employer may withdraw from the Plan upon giving the Committee, the Company and the trustee of any trust established under Article V with respect to such employer at least sixty (60) days’ notice in writing of its intention to withdraw.

(b)	Trustee Segregation of Trust Assets upon Withdrawal. Upon the withdrawal by an employer pursuant to this Article, the trustee of any trust established pursuant to Article V with respect to such employer shall segregate the share of the assets in the trust, the value of which shall equal the total credited to the Accounts of Participants of the withdrawing employer.
7.04	Continuance by Successor Company. In the event of the liquidation, dissolution, merger, consolidation or reorganization of an employer, the successor company may adopt the Plan for the benefit of the Employees of such employer. If such successor company does adopt the Plan, it shall, in all respects, be substituted for such employer under the Plan. Any such substitution of such successor company shall constitute an assumption of Plan liabilities by such successor company, and such successor company shall have all of the powers, duties and responsibilities of such employer under the Plan. If such successor company does not adopt the Plan, the Plan shall be terminated with respect to such employer in accordance with the provisions of the Plan.
ARTICLE VIII
TERMINATION OF PLAN, AMENDMENT OR MODIFICATION
8.01	Termination of Plan. Although each Employer anticipates that it will continue the Plan for an indefinite period of time, there is no guarantee that any Employer will continue the Plan or will not terminate the Plan at any time in the future. Accordingly, each Employer reserves the right to terminate the Plan. In the event of a termination of the Plan, the Measurement Funds available to Participants following the termination of the Plan shall be comparable in number and type to those Measurement Funds available to Participants in the Plan Year preceding the Plan Year in which the termination of the Plan is effective. Following a termination of the Plan, Participant Accounts shall remain in the Plan until the Participant becomes eligible for the benefits provided in Article 4 in accordance with the provisions of that Article. The termination of the Plan shall not adversely affect any Participant or Beneficiary who has become entitled to the payment of any benefits under the Plan as of the date of termination. Notwithstanding the foregoing, to the extent permissible under section 409A of the Code and related Treasury guidance or

Regulations, during the thirty (30) days preceding or within twelve (12) months following a Change in Control an Employer shall be permitted to (i) terminate the Plan by action of its board of directors, and (ii) distribute the vested Accounts to Participants in a lump sum no later than twelve (12) months after the Change in Control, provided that all other substantially similar arrangements sponsored by such Employer are also terminated and all balances in such arrangements are distributed within twelve (12) months of the termination of such arrangements.

8.02	Amendment.
(a)	Any Employer may, at any time, amend or modify the Plan in whole or in part with respect to that Employer. Notwithstanding the foregoing, no amendment or modification shall be effective to decrease the value of a Participant’s vested Account in existence at the time the amendment or modification is made.

(b)	Notwithstanding any provision of the Plan to the contrary, in the event that the Company determines that any provision of the Plan may cause amounts deferred under the Plan to become immediately taxable to any Participant under section 409A of the Code, and related Treasury guidance or Regulations, the Company may (i) adopt such amendments to the Plan and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Company determines necessary or appropriate to preserve the intended tax treatment of the Plan benefits provided by the Plan and/or (ii) take such other actions as the Company determines necessary or appropriate to comply with the requirements of section 409A of the Code, and related Treasury guidance or Regulations.
ARTICLE IX
MISCELLANEOUS PROVISIONS
9.01	Status of Plan. The Plan is intended to be a plan that is not qualified within the meaning of section 401(a) of the Code and that “is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees” within the meaning of sections 201(2), 301(a)(3) and 401(a)(1) of ERISA. The Plan shall be administered and interpreted (i) in a manner consistent with that intent, and (ii) in accordance with section 409A of the Code and related Treasury guidance and Regulations.
9.02	Effect of Payment. The full payment of the Participant’s vested Account under Article IV of the Plan shall completely discharge the Company’s obligations to a Participant and his or her designated Beneficiaries under this Plan, and the Participant’s participation in the Plan shall terminate.
9.03	Unsecured General Creditor. Participants and their Beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, interests or claims in any property or assets of an Employer. For purposes of the payment of benefits under this Plan, any and all of an Employer’s assets shall be, and remain, the general, unpledged unrestricted assets of the Employer. An Employer’s obligation under the Plan shall be merely that of an unfunded and unsecured promise to pay money in the future.

9.04	Employer’s Liability. An Employer’s liability for the payment of benefits shall be defined only by the Plan. An Employer shall have no obligation to a Participant under the Plan except as expressly provided herein.

9.05	No Right to Continue in Employment. The adoption and maintenance of this Plan and the execution of any Deferred Compensation Agreement shall not be deemed to constitute an employment contract between the Company or any of its affiliated companies and any Eligible Employee. Such employment is hereby acknowledged to be an “at will” employment relationship that can be terminated at any time for any reason, or no reason, with or without cause, and with or without notice, unless expressly provided in a written employment agreement. Nothing herein contained shall be deemed (i) to give to any Eligible Employee the right to be retained in the employ of the Company or any of its affiliated companies; (ii) to affect the right of the Company or any of its affiliated companies to discipline or discharge any Eligible Employee at any time; or (iii) to affect any Eligible Employee’s right to terminate his employment at any time.

9.06	Binding Effect. This Plan shall be binding upon and inure to the benefit of the Company, its successors and assigns, and the Participants, and their heirs, assigns and personal representatives.

9.07	Furnishing Information. A Participant or his or her Beneficiary will cooperate with the Committee by furnishing any and all information requested by the Committee and take such other actions as may be requested in order to facilitate the administration of the Plan and the payments of benefits hereunder, including but not limited to taking such physical examinations as the Committee may deem necessary.

9.08	Integrated Plan. This Plan constitutes the final and complete expression of agreement among the parties hereto with respect to the subject matter hereof.

9.09	Controlling Law. Subject to ERISA, the provisions of this Plan shall be construed and interpreted according to the internal laws of the State of Texas without regard to its conflicts of laws principles.

9.10	Expenses. The expenses of agents or advisers and any other reasonable costs and expenses relating to the adoption, implementation, interpretation and administration of the Plan shall be paid by the Plan, to the extent not paid by the Company.

9.11	Notice. Any notice or filing required or permitted to be given to the Committee under this Plan shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to the address below:

Rent-A-Center, Inc.
Attn: The Rent-A-Center Benefits Committee
5501 Headquarters Dr.
Plano, TX 75024
Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

Any notice or filing required or permitted to be given to a Participant under this Plan shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Participant.

9.12	Inalienability of Benefits.
(a)	The right of any Participant or Beneficiary to any benefit or payment under the Plan shall not be subject to alienation or assignment, and to the fullest extent permitted by law, shall not be subject to attachment, execution, garnishment, sequestration or other legal or equitable process. In the event a Participant or Beneficiary who is receiving or is entitled to receive benefits under the Plan attempts to assign, transfer or dispose of such right, or if an attempt is made to subject said right to such process, such assignment, transfer or disposition shall be null and void.

(b)	Notwithstanding the foregoing, if a Participant’s former spouse is awarded all or a portion of a Participant’s Account under the Plan pursuant to a division of property in connection with a divorce, such former spouse’s share of the Participant’s Account shall be her separate property and shall be transferable by the Participant’s former spouse by will or pursuant to the laws of descent and distribution. In order to be effective, notice of such division of the Participant’s Account under the Plan pursuant to a division of property in connection with divorce must be provided in a form which generally complies with the requirements of section 414(p)(1)(B) of the Code, as applicable, and any other requirements prescribed by the Committee or its authorized representative. Any such share of a Participant’s Account to which the Participant’s former spouse may be entitled shall become immediately due and payable to the former spouse and may be distributed to the former spouse at any time.
9.13	Court Order. The Committee is authorized to comply with any court order in any action in which the Plan or the Committee has been named as a party, including any action involving a determination of the rights or interests in a Participant’s benefits under the Plan. Notwithstanding the foregoing, the Committee shall interpret this provision in a manner that is consistent with section 409A of the Cod and other applicable tax law.
9.14	Spouse’s Interest. The interest in a Participant’s Account hereunder of a Participant’s spouse, if any, who has predeceased the Participant shall automatically pass to the Participant and shall not be transferable by such spouse or such spouse’s estate in any manner, including but not limited to such spouse’s will, nor shall such interest pass under the laws of intestate succession.

9.15	Withholding. The Plan Administrator shall determine whether or not federal income tax withholding is required with respect to any distribution or withdrawal hereunder. Notwithstanding any other provision of this Plan to the contrary, all rights and benefits of a Participant or Beneficiary are subject to withholding of any tax required by law to be withheld.

9.16	Validity. In case any provision of this Plan shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal or invalid provision had never been inserted herein.

9.17	Incompetent. If the Committee determines in its discretion that a benefit under this Plan is to be paid to a minor, a person declared incompetent or to a person incapable of handling the disposition of that person’s property, the Committee may direct payment of such benefit to the guardian, legal representative or person having the care and custody of such minor, incompetent or incapable person. The Committee may require proof of minority, incompetence, incapacity or guardianship, as it may deem appropriate prior to distribution of the benefit. Any payment of a benefit shall be a payment for the account of the Participant and the Participant’s Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Plan for such payment amount.

9.18	Distribution in the Event of Income Inclusion Under 409A. If any portion of a Participant’s Account Balance under this Plan is required to be included in income by the Participant prior to receipt due to a failure of this Plan to meet the requirements of Code section 409A of the Code and related Treasury guidance or regulations, the Participant may petition the Committee or Administrator, as applicable, for a distribution of that portion of his Account that is required to be included in his income. Upon the grant of such a petition, which grant shall not be unreasonably withheld, the Participant’s Employer shall distribute to the Participant immediately available funds in an amount equal to the portion of his Account required to be included in income as a result of the failure of the Plan to meet the requirements of section 409A of the Code and related Treasury guidance or regulations, which amount shall not exceed the Participant’s unpaid vested Account under the Plan. If the petition is granted, such distribution shall be made within ninety (90) days of the date when the Participant’s petition is granted. Such a distribution shall affect and reduce the Participant’s benefits to be paid under this Plan.

9.19	Deduction Limitation on Benefit Payments. If the Company reasonably anticipates that the Company’s deduction with respect to any distribution from this Plan would be limited or eliminated by application of section 162(m) of the Code, then to the extent deemed necessary by the Company to ensure that the entire amount of any distribution from this Plan is deductible, the Company may delay payment of any amount that would otherwise be distributed from this Plan. Any amounts for which distribution is delayed pursuant to this Section shall continue to be credited/debited with additional amounts in accordance with Sections 4.05 and 4.06, above. The delayed amounts (and any amounts credited thereon) shall be distributed to the Participant (or his Beneficiary) at the earliest date the Company reasonably anticipates that the deduction of the payment of the amount will not be limited or eliminated by application of section 162(m) of the Code.
9.20	Obligations to the Company. If a Participant becomes entitled to a distribution of benefits under the Plan, and if at such time the Participant has outstanding any debt, obligation, or other liability representing an amount owed to any Employer, then such Employer may offset such amounts owing it against the amount of benefits otherwise distributable.